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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated December 11, 2006, relating to the consolidated financial statements and financial statement schedule of Conexant Systems, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 123(R), "Share-based Payment"), and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Conexant Systems, Inc. for the year ended September 29, 2006 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
February 21, 2007